Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH
                                    125 Units

                                       OF

                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP

                             at $10,000 per Unit by

                 EQUITY RESOURCE DOVER FUND LIMITED PARTNERSHIP


             THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
                  ON MAY 20, 2005 UNLESS THE OFFER IS EXTENDED.

Equity Resource Dover Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resource Investments LLC, its manager (collectively "Dover Fund" or the "Purchaser"), hereby offers to purchase 125 Units ("Units") of limited partnership interests in 1999 Broadway Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). Dover Fund is offering to pay a purchase price of $10,000 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 20, 2005 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer".) Neither Dover Fund, Equity Resource Investments LLC, Dover Fund's manager nor Eggert Dagbjartsson, Dover Fund's general partner is an affiliate of the Partnership or the general partner of the Partnership. The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 27.2% of all Units outstanding as of the date of the Offer.

The Offer is subject to certain conditions described in this Offer to Purchase. See "THE OFFER--Section 15--Conditions of the Offer." The Offer is not conditioned upon the valid tender of any minimum number of Units. If more than 125 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 125 Units, on a pro rata basis, subject to the terms and conditions described in the Offer to Purchase, see "THE OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner.

The Offer is subject to certain risks described in this Offer to Purchase. See "THE OFFER--Introduction--Risk Factors."

                                    IMPORTANT

Any Limited Partner desiring to tender any or all of the Units held by that Limited Partner should complete and sign the Agreement of Sale accompanying this Offer to Purchase, in accordance with the instructions set forth in the Agreement of Sale, and mail or deliver the Agreement of Sale and any other required documents to Equity Resource Investments LLC, the manager of the Purchaser, at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction for him or her.

No person has been authorized to make any recommendation or any representation on behalf of the Purchaser or to provide any information other than as contained in this Offer to Purchase or in the Agreement of Sale. No recommendation, information, or representation may be relied upon as having been authorized.

Direct questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Sale to:

                         EQUITY RESOURCE INVESTMENTS LLC
                                44 BRATTLE STREET
                               CAMBRIDGE, MA 02138
                                 (617) 876-4800
                            Info@equityresources.com

                                Table of Contents

SUMMARY TERM SHEET.............................................................................

INTRODUCTION..................................................................................1

RISK FACTORS..................................................................................3

TENDER OFFER..................................................................................5
Section 1.  Terms of the Offer................................................................5
Section 2.  Acceptance for Payment and Payment for Units......................................5
Section 3.  Procedures for Tendering Units....................................................5
Section 4.  Withdrawal Rights.................................................................7
Section 5.  Extension of Tender Period; Termination; Amendment................................7
Section 6.  Tax Consequences..................................................................8
Section 7.  Purpose and Effects of the Offer..................................................9
Section 8.  Future Plans.....................................................................11
Section 9.  Past Contacts and Negotiations With General Partner..............................11
Section 10. Certain Information Concerning the Partnership ..................................11
Section 11. Background and Reasons for the Offer.............................................18
Section 12. Certain Information Concerning the Purchaser.....................................18
Section 13. Source and Amount of Funds ..................................................... 19
Section 14. Voting Power ................................................................... 19
Section 15. Conditions of the Offer..........................................................19
Section 16. Certain Legal Matters and Required Regulatory Approvals..........................20
Section 17. Fees and Expenses................................................................20
Section 18. Miscellaneous....................................................................20

                                   SCHEDULE 1

         Information with respect to the Managers of Equity Resource Investments LLC the Manager of Purchaser (Equity Resources Dover Fund) ............................S-1

                                   SCHEDULE 2

         Properties Owned by the Partnership ...............................................S-2

                               SUMMARY TERM SHEET

Equity Resource Dover Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resource Investments LLC, its manager (collectively "Dover Fund") is offering to purchase 125 Units ("Units") of limited partnership interests in 1999 Broadway Associates Limited Partnership, a Delaware limited partnership (the "Partnership") for $10,000 per Unit, to the seller in cash, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 20, 2005, unless a limited partner was not entitled to receive that distribution. The following are some questions you, as a Limited Partner, may have, and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying documents because the information in this summary is not complete, and additional information is contained in the remainder of this Offer to Purchase.

HOW DO I TENDER MY UNITS?

In order to tender your Units properly, you must properly complete and execute an Agreement of Sale and deliver it to our address set forth on the enclosed business reply envelope and on the back cover of the offer to purchase not later than the time the offer expires. See "THE OFFER--Section 3--Procedures for Tendering Units."

WHO IS OFFERING TO BUY MY UNITS?

Dover Fund is offering to purchase 125 Units. Dover Fund is a Massachusetts limited partnership whose general partner is Eggert Dagbjartsson and whose manager is Equity Resource Investments LLC, a Massachusetts limited liability company which is engaged in real estate investment and consulting. See "THE OFFER--Section 12--Certain Information Concerning the Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

Dover Fund is seeking to purchase 125 Units of limited partnership interests in the Partnership. This represents 27.2% of the Partnership's outstanding Units. See "INTRODUCTION."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY FEES OR COMMISSIONS?

Dover Fund is offering to purchase 125 Units ("Units") of limited partnership interests in 1999 Broadway Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). Dover Fund is offering to pay a purchase price of $10,000 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 20, 2005 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Purchaser will pay all transfer fees charged by the general partner of the Partnership. If you tender your Units in the Offer and you were not entitled to receive any distribution declared or paid from any source by the Partnership with respect to your Units after April 20, 2005, the amount paid to you in the Offer will not be reduced by the amount of any distribution you were not entitled to receive. Limited partners who hold their units in a brokerage account or in trust may be required to pay commissions or similar payments if they tender their Units. Limited partners should consult their advisors concerning such brokerage fees, commissions or similar expenses associated with the tender their Units.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT AND IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

The Purchaser expects that approximately $1,250,000 (exclusive of fees and expenses) will be required to purchase 125 Units, if tendered. The Purchaser will obtain those funds from capital contributions from its members, which have an aggregate net worth substantially in excess of the amount required to purchase the 125 Units. The Purchaser is not a public company and has not prepared audited financial statements. We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment is cash, and we currently have sufficient cash and cash equivalents relative to the consideration to be paid in the offer. See "THE OFFER--Section 13--Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, Eastern Time, on May 20, 2005, to decide whether to tender your Units in the offer. In addition, if we decide to extend the offering period as described below, you will have an additional opportunity to tender your Units. The Purchaser will not delay payment for Units (unless it is in anticipation of necessary governmental approval) subsequent to the expiration of the Offer. See "THE OFFER--Section 3--Procedures for Tendering Units."

CAN THE OFFER BE EXTENDED OR AMENDED AND UNDER WHAT CIRCUMSTANCES?

Yes, we may elect to extend the offer in order to extend the period of time during which the offer is open and/or to amend the offer in any respect (including, without limitation, by increasing or decreasing the offer price). If the Offer is amended with less than 10 business days remaining in the initial offering period, the Offer will be extended to give limited partners at least 10 business days following the filing of the amendment to consider the amended offer. If you do not tender your Units during the initial offering period, you will not have the opportunity to accept the offer. See 'THE OFFER--Section 5--Extension of Tender Period; Termination; Amendment."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we decide to extend the offer, we will send each Limited Partner notification of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the offer was scheduled to expire. See "THE OFFER--Section 5--Extension of Tender Period; Termination; Amendment."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

We are not obligated to purchase any Units in the offer if the general partner of the Partnership or its transfer agent are unable to confirm after being contacted by the Purchaser that the Agreement of Sale is properly completed and duly executed. See "THE OFFER--Section 15--Certain Conditions of the Offer."

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw your Units after you have tendered them, you must deliver a properly executed written notice of withdrawal with the required information to us while you still have the right to withdraw the Units. See 'THE OFFER--Section 4--Withdrawal Rights.'"

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw Units at any time until the offer has expired, and you can withdraw them at any time after the expiration date until we accept Units for payment. See 'THE OFFER--Section 4--Withdrawal Rights.'"

WHAT DOES THE PARTNERSHIP THINK OF THE OFFER?
The general partner of the Partnership, is required to respond to this offer. The Purchaser does not currently know what the general partner will recommend to limited partners as to whether or not to tender units pursuant to the offer.

WILL THERE BE ANY CHANGE TO THE PARTNERSHIP OR MY UNITS IF I DECIDE NOT TO TENDER MY UNITS?

It is expected that following the offer, the business and operations of the Partnership will be continued substantially as they are currently being conducted today. We are acquiring the Units for investment purposes only, not with a view toward affecting management of the Partnership. You should note, however, that if we purchase 125 Units, the Dover Fund and affiliated funds controlled by Equity Resource Investments will own 37.8% of the outstanding Units. Although this would not represent a majority interest, this increase in ownership would give us and our affiliates increased control over any vote of the limited partners. See "THE OFFER--Section 8--Future Plans" and "--Section 14--Voting Power."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

Direct Investments Spectrum, a national reporting service covering limited partnerships, reported 0 sales of Units in the Partnership on the informal market "matching service" in the past 12 months. The Purchaser and its affiliates have purchased 5 Units in the Partnership at a price of $5,000 per Unit over that time. The Purchaser knows of no other sales of Units in the past twelve months. See "INTRODUCTION--Market Value of the Units."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

You can call Equity Resource Investments LLC, who is acting as information agent for the offer, at 617-876-4800.

                                  INTRODUCTION

         Equity Resource Dover Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resource Investments LLC, its manager (collectively "Dover Fund" or the "Purchaser"), is offering to purchase 125 Units ("Units") of limited partnership interests in 1999 Broadway Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). Dover Fund is offering to pay a purchase price of $10,000 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 20, 2005 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). If you tender your Units in the Offer and you were not entitled to receive any distribution declared or paid from any source by the Partnership with respect to your Units after April 20, 2005, the amount paid to you in the Offer will not be reduced by the amount of any distribution you were not entitled to receive.

         The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 27.2% of the Units outstanding as of the date of the Offer. Neither Dover Fund, its manager, Equity Resource Investments LLC, nor its general partner, Eggert Dagbjartsson is an affiliate of the Partnership. The Offer to Purchase is not conditioned upon the valid tender of any minimum number of Units. If more than 125 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 125 Units, on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase, see "OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner.

PAYMENT OF THE OFFER PRICE

         For those Limited Partners who accept the Offer, a cash payment for Units will be made to those Limited Partners within ten (10) business days following the expiration date of the Offer, as long as Dover Fund has received from those Limited Partners a properly completed and duly executed Agreement of Sale. The Purchaser will not delay payment for Units (unless it is in anticipation of necessary governmental approval) subsequent to the expiration of the Offer. The Purchaser may accept only a portion of the Units tendered by a Limited Partner in the event a total of more than 125 Units are tendered.

         Given the complicated procedure for transferring limited partnership interests, the potential proration of units, the need to verify correct ownership information of all tendered units and the need to receive assurances that the general partner of the Partnership will allow tendered units to be transferred to the Purchaser, the Purchaser has determined and believes that it may take up to ten days to issue payment for tendered units.

MARKET VALUE OF THE UNITS

         Direct Investments Spectrum, a national reporting service covering limited partnerships, reported 0 sales of Units in the Partnership in the past 12 months. The Purchaser and its affiliates have purchased 5 Units in the Partnership at a price of $5,000 per Unit over that time. The Purchaser knows of no other sales of Units in the past twelve months.

NO SELLING COMMISSIONS

         Units sold in the informal market "matching service" usually require payment of a selling commission of the greater of $200 or 8.75%. If you accept the Offer, however, you will not pay any selling commission.

TRANSFER FEES

         If you accept the Offer, the Purchaser will pay the transfer fee for this transaction.

PURPOSE OF THE OFFER

         The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following:

         . any cash distributions, whether these distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

         . any distributions of net proceeds from the sale of assets by the Partnership;

         . any distributions of net proceeds from the liquidation of the Partnership;

         .     any cash from any redemption of the Units by the Partnership, and

         . any proceeds that may be received by the Limited Partners or by the Partnership as a result of any litigation. The Purchaser is not aware of any current or pending litigation involving the Partnership.

         The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 125 Units are tendered and not withdrawn, the Purchaser will accept up to 125 of the tendered Units on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase. See "THE OFFER-Section 15--Certain Conditions of the Offer. The Purchaser expressly reserves the right, in its sole discretion and for any reason, to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

CERTAIN INFORMATION ABOUT THE PARTNERSHIP

         The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance with that act, is required to file reports and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. These reports and other information may be inspected at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates or from the SEC's Website at http://www.sec.gov.

         The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be inspected and copies may be obtained from the SEC in the manner specified above.

         According to publicly available information, as of March 1, 2005, there were 429 registered holders of 460 Units in the Partnership.

         Information contained in this Offer to Purchase which relates to, or represents statements made by, the Partnership, has been derived from information provided in reports and other information filed with the SEC by the Partnership.

         Limited Partners are urged to read this Offer to Purchase and the accompanying Agreement of Sale carefully before deciding whether to tender their Units in the Offer.

                                  RISK FACTORS

Before making a decision whether or not to accept the Offer, you should consider the following Risk Factors:

IN MAKING THE OFFER, THERE HAS BEEN NO THIRD PARTY VALUATION OR APPRAISAL.

No independent party has been retained by Dover Fund or any other person to evaluate or render any opinion to Limited Partners with respect to the fairness of the Offer Price, and no representation is made as to any fairness or other measures of value that may be relevant to Limited Partners. In making the Offer, Dover Fund has not based its valuation of the properties owned by the Partnership on any third-party appraisal or valuation and it is uncertain whether the Offer Price reflects the value that would be realized upon the sale of Units by a Limited Partner to a third party. We urge Limited Partners to consult their own financial and tax advisors in connection with the Offer.

THE OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE OF UNITS.

There is no established or regular trading market for Units, nor is there another reliable standard for determining the fair market value of the Units. The Offer Price does not necessarily reflect the price that Limited Partners might receive in an open market sale of Units. Those prices could be higher than the Offer Price.

THE OFFER PRICE DOES NOT TAKE INTO ACCOUNT ANY FUTURE PROSPECTS OF THE PARTNERSHIP.

The Offer Price is speculative in nature and does not ascribe any value to potential future improvements in the operating performance of the Partnership's properties.

THE OFFER PRICE MAY NOT REPRESENT THE VALUE THAT A LIMITED PARTNER MIGHT RECEIVE UPON A LIQUIDATION OF THE PARTNERSHIP.

Although a liquidation of the Partnership is not anticipated in the near future, you might receive more value if you retain Units until the Partnership is liquidated. The actual proceeds which might be obtained upon liquidation of the Partnership are highly uncertain and could be more than the Offer Price. Limited Partners are not required to accept the Offer and tender their Units.

THERE MAY BE CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

Dover Fund is making the Offer with a view toward making a profit. Accordingly, there is a conflict between Dover Fund's desire to acquire your Units at a low price and your desire to sell your Units at a high price. Dover Fund's intent is to acquire the Units at a discount to the value Dover Fund might ultimately realize from owning the Units. Although Dover Fund cannot predict the future value of the Partnership assets on a per Unit basis, the Offer Price could differ significantly from the net proceeds that could be realized from a current sale of the properties owned by the Partnership or that may be realized upon future liquidation of the Partnership.

WE MAY CONDUCT FUTURE OFFERS AT A HIGHER PRICE.

It is possible that we may conduct a future offer at a higher price than the Offer Price. That decision will depend on, among other things, the performance of the Partnership, prevailing economic conditions and our interest in acquiring additional Units.

IF YOU ACCEPT THE OFFER AND SELL YOUR UNITS, YOU MAY RECOGNIZE TAXABLE GAIN ON YOUR SALE.

A sale of Units in the Offer will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the Units you transfer to us. The tax consequences of the Offer to a particular Limited Partner may be different from those of other Limited Partners and we urge you to consult your own tax advisor in connection with the Offer.

IF YOU ACCEPT THE OFFER AND SELL YOUR UNITS, YOU WILL LOSE THE RIGHT TO SHARE IN THE FUTURE PROFITS OF THE PARTNERSHIP.

Limited Partners who sell their Units will be giving up the opportunity to participate in any future potential benefits associated with ownership of Units, including the right to participate in any future distribution of cash or property.

THE PURCHASER HAS NOT ENGAGED A DEPOSITORY TO HOLD TENDERED UNITS UNTIL PAYMENT.

A depository is an independent agent who holds tendered units until payment. The Purchaser has not engaged a depository for the Offer and the transfer of units will not be dependent on a depository's determination that payment has been made. The primary risk associated with the Purchaser's decision to not engage a depository is that the Purchaser will have access to tendered units before all terms of the Offer (including payment for the Units) are complete.

THE OFFER WILL INCREASE OUR STAKE IN THE PARTNERSHIP.

Dover Fund and its affiliates currently own 49 of the Partnership's outstanding Units. If Dover Fund purchases 125 Units, Dover Fund and its affiliates will own 37.8% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give Dover Fund and its affiliates increased control over any vote of the Limited Partners.

                                    THE OFFER

SECTION 1.  TERMS OF THE OFFER.

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 125 Units that are validly tendered on or prior to the Expiration Date (as defined below). The term "Expiration Date" means 12:00 midnight, Eastern Time, on May 20, 2005, unless the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See "Offer--Section 15--Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if the Agreement of Sale is not properly completed and duly executed.

         Purchaser reserves the right (but shall not be obligated) to waive any or all of these conditions. If any or all of those conditions have not been satisfied or waived by the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered,
(ii) terminate the Offer and return all tendered Units to tendering Limited Partners, (iii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, purchase all Units validly tendered, (iv) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or
(v) otherwise amend the Offer. If any material conditions are waived, the Purchaser will amend the Offer to disclose its waiver. If the amendment is filed with less than ten (10) business days remaining in the Offer, the Purchaser will extend the offer giving limited partners at least ten (10) business days following the amendment to consider the amended offer.

SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         If fewer than 125 Units are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all of those Units so tendered.

         If more than 125 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 125 Units so tendered, on a pro rata basis, with appropriate adjustments to avoid tenders of fractional Units. As a result, if Units are purchased on a prorated basis, the total number of Units accepted for payment will be based on the highest number up to 125 Units under which Units can be accepted without the tender of fractional Units.

         In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will announce the final results of proration as soon as practicable, but in no event, later than five (5) business days following the Expiration Date. A letter announcing the final results of proration will be mailed to all tendering limited partners and a press release announcing the final results of proration will be released. Purchaser will not pay for any Units tendered until after the final results of proration have been determined.

         If, prior to the Expiration Date, the Purchaser increases the Offer Price, the increased Offer Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not those Units were tendered prior to such increase.

SECTION 3.  PROCEDURES FOR TENDERING UNITS.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale must be received by Dover Fund at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date and not withdrawn prior to the Expiration Date. A Limited Partner may tender any or all Units owned by that Limited Partner. At least ten
(10) business days will remain in the offer in the event the offer price is reduced by any distributions with respect to the Units.

         The delivery of the Agreement of Sale will be deemed made only when actually received by Dover Fund. Sufficient time should be allowed by a Limited Partner electing to tender Units in the Offer to ensure timely delivery.

Backup Federal Income Tax Withholding. A tendering Limited Partner must verify that Limited Partner's correct taxpayer identification number or social security number, as applicable, and make certain warranties and representations that it is not subject to backup federal income tax withholding as set forth in the Agreement of Sale. Any Limited Partner wishing to tender Units under the Offer who is subject to backup withholding, including nonresident aliens and foreign corporations, should contact the Purchaser's information agent for information regarding the tender procedure for limited partners subject to backup withholding.

Tenders by Beneficial Holders. A tender of Units can only be made by the Registered Owner of those Units, and the party whose name appears as Registered Owner must tender those Units on behalf of any beneficial holder, as set forth in the "Instructions" to the Agreement of Sale.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and validity, eligibility (including time of receipt), and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.

Other Requirements. By executing and delivering the Agreement of Sale, a tendering Limited Partner (who does not properly withdraw acceptance of the Offer prior to the Expiration Date) irrevocably appoints the Purchaser as that Limited Partner's proxy, with full power of substitution. All proxies are irrevocable and coupled with an interest in the tendered Units and empower the Purchaser to exercise all voting and other rights of such Limited Partner as it in its sole discretion may deem proper at any meeting of Limited Partners. The complete terms and conditions of the proxy are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its designees as the Limited Partner's attorneys-in-fact. This appointment will be effective upon Purchaser's payment for the Units. The complete terms and conditions of the Power of Attorney are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner will irrevocably assign to the Purchaser and its assignees all right, title, and interest that the Limited Partner has to the Units, including, without limitation, any and all distributions made by the Partnership after April 20, 2005, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date and whether those distributions are classified as a return on, or a return of, capital. The complete terms and conditions of the assignment of the Units are set forth in the Agreement of Sale.

         By executing the Agreement of Sale, a tendering Limited Partner represents that either:

         . the Limited Partner is not a "plan" subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R Section 2510-3-101 of any "plan"; or

         . the tender and acceptance of Units pursuant to the applicable Offer will not result in a nonexempt prohibited transaction under
               Section 406 of ERISA or Section 4975 of the Code.

         By executing the Agreement of Sale, a tendering Limited Partner also agrees that regardless of any provision in the Partnership's Agreement of Limited Partnership which provides that a transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Offer Price will be reduced by any distributions with respect to the Units after April 20, 2005, whether those distributions are classified as a return on, or a return of, capital, unless, with respect to a limited partner, that limited partner was not entitled to receive that distribution.

         Limited Partners will not have any appraisal or dissenters' rights with respect to or in connection with the Offer.

SECTION 4.  WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Offer is extended beyond the Expiration Date, the Units tendered may be withdrawn at any time prior to the end of the extension period. Tendering limited partners will additionally have withdrawal rights as provided under Exchange Act 14(d)(5). According to the act, "securities deposited pursuant to a tender offer or request or invitation for tenders may be withdrawn by or on behalf of the depositor . . . at any time after sixty days from the date of the original tender offer or request or invitation, except as the Commission may otherwise prescribe by rules, regulations, or order as necessary or appropriate in the public interest or for the protection of investors." For the purposes of the Offer, sixty days from the date of the original tender offer will be June 19, 2005.

         In order for a withdrawal to be effective, a signed, written transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, and the number of Units to be withdrawn. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The Purchaser will pay for or return tendered Units promptly after the termination or withdrawal of the Offer.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         The Purchaser expressly reserves the right, in its sole discretion, at any time: to extend, for a specific period of time, the Offer's expiration date; and to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Offer Price). In previous offers for units in this and other partnerships, the Purchaser has chosen to extend the offer period for 10 to 20 business days. The Purchaser may chose, in its sole discretion, to extend the Offer in the same manner, but does not plan to extend the Offer beyond 20 business days.

         Any extension, or amendment will be followed as promptly as practicable by a mailing notifying each Limited Partner, the mailing in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. Any extension or amendment will be announced by press release on the date of the amendment or extension in accordance with Rule 14e-1(d). Any mailing or press release announcing an amendment or extension will include the approximate number of Units tendered at the time of the extension or amendment.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by the rules and regulations of the SEC. The minimum period during which an Offer must remain open following a material change in the terms of the Offer or of information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, a minimum ten-business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

         Because Purchaser is offering to purchase less than 100% of the Units, there will be no "subsequent offering period" as defined in Rule 14d-11 of the Exchange Act.

SECTION 6.  TAX CONSEQUENCES

         The following is a summary of the federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). "Publicly traded partnerships", as defined in
Section 7704, are partnerships that are traded on an established securities market or readily tradable on a secondary market. Publicly traded partnerships are taxed as corporations. This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authorities as of the date of the Offer. All of the foregoing are subject to change, and any change could affect the continuing accuracy of this summary. This summary does not address all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of that Limited Partner's specific circumstances, or that may be relevant to Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt entities), nor does it address any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THAT LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER, INCLUDING, WITHOUT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

         Consequences to tendering Limited Partners. A Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and
(ii) that Limited Partner's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Limited Partner for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Limited Partner's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon that Limited Partner's particular circumstances and will be affected by allocations of Partnership taxable income or loss to a Limited Partner with respect to those Units, and distributions to a Limited Partner. In this regard, tendering Limited Partners will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the last day of the month preceding the effective date of the sale.

         Subject to Code Section 751 (discussed below), the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Limited Partner as a capital asset. Changes to the federal income tax laws in recent years modified applicable capital gain rates and holding periods. Gain with respect to Units held for more than one year will be taxed at long-term capital gain rates not exceeding 15 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates, up to a maximum rate of 35 percent. To the extent of depreciation recapture of previously deducted straight-line depreciation with respect to real property, a maximum rate of 25 percent is imposed (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Limited Partner with respect to the disposition of the Units may be subject to this maximum 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

         Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and non-corporate taxpayer can carry forward such capital losses indefinitely). In addition, corporations (but not non-corporate taxpayers) are allowed to carry back excess capital losses to the three preceding taxable years.

         A portion of Limited Partner's gain or loss on a sale of a Unit pursuant to the Offer may be treated as ordinary income or loss. That portion will be determined by allocating a Limited Partner's amount realized for a Unit between amounts received in exchange for all or a part of the Limited Partner's interest in the Partnership attributable to "Section 751 items" and non-Section 751 items. Section 751 items include "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751. The difference between the portion of the Limited Partners amount realized that is allocable to Section 751 items and the portion of the Limited Partner's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss.

The difference between the Limited Partner's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Limited Partner as a capital asset.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any taxable year only to the extent of that person's passive activity income for such year. Closely held corporations may offset passive activity losses against passive activity income and active income, but may not offset such losses against portfolio income. If a Limited Partner is subject to these restrictions and has unused passive losses from prior years, those losses will generally become available upon a sale of Units, provided the Limited Partner sells all of his or her Units. If a Limited Partner does not sell all of his or her Units, the deductibility of those losses would continue to be subject to the passive activity loss limitation until the Limited Partner sells his or her remaining Units.

         Gain realized by a foreign Limited Partner on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. Purchaser will withhold 10% of the amount realized by a tendering Limited Partner from the Purchase Price payable to that Limited Partner unless the Limited Partner properly completes and signs the Agreement of Sale certifying the accuracy of the Limited Partner's TIN and address, and that the Limited Partner is not a foreign person. Amounts withheld are creditable against a foreign Limited Partner's federal income tax liability. If amounts withheld are in excess of such liability, a refund can be obtained.

         A Limited Partner who tenders Units must file an information statement with his or her federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Limited Partner must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferees within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year).

         Consequences to a non-tendering Limited Partner. Purchaser anticipates that a Limited Partner who does not tender his or her Units will not realize any material federal income tax consequences as a result of the decision not to tender.

SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

         The Purchaser is making the Offer for investment purposes with a view towards making a profit. Its intent is to acquire Units at a discount to the value that it might ultimately realize from owning Units. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price. In establishing the Offer Price, the Purchaser primarily consider two factors: prices previously paid for Units and the Property's current potential value.

         Over the past twelve months, the Purchaser has acquired 5 Units in the Partnership at a price of $5,000 per Unit. Prior to that, an affiliate of the Purchaser acquired 23.5 Units through a November 21, 2001 tender offer. It acquired those Units at a price of $20,000 per Unit. These are the only trades of Units that the Purchaser is aware of over that period. The change in price between the 2001 tender offer and the acquisition of Units in the past twelve months was based on the market weakness and tenant issues discussed in the Partnership's recent financial statements and in section 10 of the Offer. While many of these issues still exist, recent operating improvements, including an increase in both rental income and occupancy, led the Purchaser to reanalyze the Partnership.

         In this analysis, the Purchaser attempted to estimate the value of Units. The Partnership owns an interest in a 42-story, 635,737 (net rentable) square foot office tower (the "Office Tower") and an eight-story parking garage (the "Garage") located in downtown Denver, Colorado. The Office Tower and Garage are collectively known as the "Property". According to the Partnership's most recent financial statements, the Property has a heavy concentration of tenants in the technology and telecommunications industries, both of which have been experiencing severe decline. Notably, Lucent Technologies, which leases 12% of the Property, has vacated its space and is marketing it for sublease. Lucent's lease is scheduled to expire December 2005, at which time the Partnership will be required to re-tenant the space.

         Because of the decline in the Denver real estate market, the Partnership may be unable to find a new tenant or tenants at rental rates that will generate cash flow sufficient to meet its debt service obligations, in which case the Partnership may be required to raise additional capital or sell the property. This risk makes it difficult to establish a market value for Units, especially when you consider that opportunities to resell Units and mitigate any subsequent decline in value (should a decline occur) are limited given the illiquid nature of limited partnership units (see below). The method the Purchaser ultimately relied on in establishing the Offer Price was based on an estimate of the Property's value using the recent sale of a property located at 1700 Broadway in Denver (the "Comparison Property"). The Comparison Property is a high-rise office tower located three blocks from the Property. The Comparison Property was built in 1954 (approximately thirty years prior to the Property), but has undergone an extensive renovation.

         The Comparison Property was sold in June 2004 at a price of $87 per square foot. The Purchaser multiplied this per square foot sale price by the 635,737 square feet of rentable space in the Office Tower to come up with a property value of $55,309,119. The Purchaser assigned no additional value to the Garage since spaces in the Garage are assigned to tenants of the Office Tower and generate no additional revenue. In establishing the Offer Price, the Purchaser deducted 3% selling commissions from the $55,309,119 value to come up with a net property value of $53,649,845. It then added other assets of $5,506,000 and deducted liabilities of $50,946,000 (taken from the Partnership's most recent 10-K) to come up with a $8,209,548 net asset value (NAV) for the Partnership. Limited partners own a 99% economic interest in the Partnership. There are 460 limited partnership Units. Based on this ownership interest, the Partnership NAV of $78,209,548 translates into a per Unit NAV of $17,847.

         Limited partners should remember that this NAV figure is based on assumptions that if changed, would alter the value of Units. Using a direct capitalization approach and applying a 9% cap rate to the Property's 2004 net operating income would result in an NAV of $42,219. Using a direct capitalization approach and applying a 9% cap rate to the Property's net operating income adjusted to reflect potential lease terminations in 2005 would result in an NAV of ($977). The Purchaser chose the Comparison Property method based on its belief that the risks associated with owning Partnership Units are related primarily to overall weakness in the Denver office market (in 2004, the Downtown Denver market experienced negative absorption of approximately 256,000 square feet of space). Since the Purchaser believes that it is market weakness and not weakness specific to the Property that is causing the risks associated with owning Units, the Purchaser believes that recent property sales best take the market weakness into account. The Comparison Property was sold in June 2004. That is the most recent sale of a high-rise office building in the Denver market that the Purchaser is aware of. Though previous sales generated higher prices per square foot, the fact that the sale of the Comparison Property is the most recent sale along with the fact that the Comparison Property is located in close proximity to the Property, the Purchaser believes it is appropriate to use the Comparison Property sale price in estimating the NAV of Units in the Partnership.

         In determining its offer price of $10,000 per unit, the Purchaser applied a 43% illiquidity discount to the $17,847 per Unit NAV. Applying an illiquidity discount is standard for real estate limited partnerships. According to the Direct Investments Spectrum, a national reporting service covering limited partnerships, the average annual discounts applied to real estate limited partnership since 1992 have ranged from 25% to 44%. The Purchaser chose an illiquidity discount at the top of the average annual range of discounts primarily because of the risks discussed above. Other measures of value may be relevant to a Limited Partner, and all Limited Partners are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial, or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit to the greatest extent possible from any one or a combination of the following:

..    any cash distributions, whether those distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

..    any distributions of net proceeds from the sale of assets by the
     Partnership;

..    any distributions of net proceeds from the liquidation of the Partnership;

..    any cash from any redemption of the Units by the Partnership, and

..    any proceeds that may be received from any lawsuit brought by the Limited
     Partners, which lawsuit relates to the Partnership or its General Partner (the Purchaser is not aware of any lawsuit at this time and is not planning that action in the future).

Price Range of Units; Lack of Public Market. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by the American Partnership Board, which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than by accepting the Offer) because the Units are not listed or traded on any national securities exchange or quoted on NASDAQ. The Purchaser and its affiliates have purchased 5 Units in the Partnership in the past twelve months.

SECTION 8.  FUTURE PLANS.

Future Plans of the Purchaser. The Purchaser is acquiring the Units pursuant to the Offer for investment purposes. The Purchaser and its affiliates may acquire additional Units through private purchases, one or more future tender offers, or by any other means deemed advisable. The Purchaser does not currently have any plan or purpose (either formal of informal) of acquiring limited partnership units in a series of successive and periodic offers in order to acquire units over time at the lowest possible price at which unit holders are willing to sell. The Purchaser is, however, involved in the business of acquiring units in limited partnerships and may conduct future offers for units in the Partnership. Though the Purchaser does not currently have a time frame or plan in place for future offers, it believes the best time to conduct offers are generally at the end of the year and shortly after tax season. This belief is based on the fact that one of the primary factors in a limited partners decision concerning the offer is the elimination of ongoing tax consequences and filing requirements. If the Purchaser does conduct future offers, it will determine pricing for those offers based on its valuation of the Partnership at the time of offer.

Future Plans of the Partnership. Except as otherwise set forth in this Offer to Purchase, it is expected that following the Offer, the business and operations will be continued substantially as they are currently being conducted. For a description of the Partnership's business, Limited Partners are urged to review the Partnership's 2004 10-K.

SECTION 9.  PAST CONTACT AND NEGOTIATIONS WITH GENERAL PARTNER.

         The Purchaser and its affiliates (owners of limited partnership interests in more than 1,000 different public and private real estate limited partnerships) own limited partnership interests in at least fifty partnerships in which the General Partner or an affiliate of the General Partner is the general partner. As limited partners in these partnerships, the Purchaser and its affiliates have engaged in ongoing conversations and exchanges of correspondence with the General Partner of the Partnership and its affiliates. These conversations have been ongoing since 1983 and continue through the date of the Offer. The conversations have principally involved requests to obtain information concerning the partnerships in which the Purchaser and its affiliates are invested, including information relating to the limited partners in those partnerships for the purpose of contacting them with offers to acquire their units.

SECTION 10. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

         Except as otherwise indicated, information contained in this Section 10 is based upon filings made by the Partnership with the SEC. The Purchaser has no means of verifying the accuracy or completeness of any of the information contained in this Section 10 which is derived from those filings, or any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any information but which are unknown to the Purchaser.

General. The Partnership was formed January 10, 1989 under the laws of the State of Delaware. Its principal executive offices are located at 7 Bullfinch Place, Suite 50 Boston, MA 02114. Its telephone number is 617-570-4600.

         The Partnership's primary business is real estate ownership and related operations. The Partnership was formed for the purpose of acquiring a general partnership interest in 1999 Broadway Partnership (the "Operating Partnership"). The Operating Partnership was formed to acquire and operate a 42-story, 635,737 (net rentable) square foot office tower (the "Office Tower") known as 1999 Broadway, as well as an eight-story parking garage (the "Garage"), which are both located in downtown Denver, Colorado.

         On October 20, 2000, in connection with the refinancing of the mortgage encumbering the Property, the Operating Partnership transferred its interest in the Property to 1999 Broadway LLC, a Delaware limited liability company ("the Operating Company"), the members of which are the Operating Partnership and 1999 Broadway Inc., a Delaware corporation, the sole shareholder of which is the Operating Partnership. The general partner of the Partnership is Winthrop Financial Associates, A Limited Partnership ("WFA" or "General Partner"). The general partners of the Operating Partnership are the Partnership, which holds a 99.9% general partnership interest, and 1999 Broadway Partners, L.P. which holds a 0.1% general partnership interest.

         The Partnership was initially capitalized with contributions totaling $999.00 from WFA and $1.00 from its initial limited partner, WFC Realty Co., Inc. ("WFC Realty"), a Massachusetts corporation and an affiliate of WFA. As of July 3, 1990 and pursuant to Memorandum, the Partnership completed its offering of 460 units of limited partnership interests (collectively, the "Units") in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended, raising a total of $46,356,905 in capital contributions from limited partners (collectively, "Limited Partners").

         Beginning in 1996, the Operating Partnership engaged in a comprehensive leasing program at the Property. In connection therewith, the Operating Partnership entered into leases (the "New Leases") during the second half of 1997 for approximately 166,000 square feet of office space at the Office Tower. In addition, new leases covering 57,521 square feet were entered into during 1998. As a result, since implementation of the comprehensive leasing program, leases covering 223,521 square feet or approximately 35% of the total square footage at the Office Tower have been entered into. In order to fund required tenant improvements under the New Leases, reduce existing indebtedness and provide working capital, the General Partner determined that it was necessary to increase the Partnership's equity by means of an offering (the "Offering") of subscription rights (the "Rights") to Limited Partners to purchase preferred partnership interests (the "Preferred Units"). The Partnership filed offering materials with the Securities and Exchange Commission and commenced the offering during the fourth quarter of 1997. As a result of the offering, the Partnership received approximately $10,695,000 in net proceeds.

         In connection with the Offering, the Partnership's Partnership Agreement was amended to provide that the Partnership's annual cash flow would be distributed: (i) first to the holders of Preferred Units in an amount in cash equal to a cumulative, non-compounded preferred annual return of 12% on such holders invested capital of $23,250 per Preferred Unit (the "Annual Return");
(ii) second, 99% to the Limited Partners and 1% to the General Partner until Limited Partners have received a 6% per annum cumulative, non-compounded return on their invested capital; and (iii) third, 97% to Limited Partners and 3% to the General Partner until Limited Partners have received a return of their invested capital; and (iv) thereafter, 70% to Limited Partners and 30% to the General Partner. In addition to its Annual Return, each Preferred Unit is entitled to receive from all Non-Terminating Capital Transactions (as defined in the Partnership's Partnership Agreement) a distribution equal to the greater of
(i) $46,500 (200% of an investor's original preferred invested capital) or (ii) an amount equal to $23,250 together with a cumulative, compounded return thereon of 15%. As a result of the refinancing of the Property in October 2000 and the Partnership's subsequent distribution to Preferred Unitholders on November 1, 2000 of $11,713,714 ($25,464.60 per unit), the priority distribution was satisfied and the Preferred Units were retired.

         The Office Tower is a 42-story limestone and reflective glass office building situated on a 36,299 square foot triangular site in downtown Denver, Colorado. It contains 635,737 net rentable square feet with a typical floor size of 17,350 net rentable square feet. The Office Tower includes 36 floors of office space (floors 5-28 and 31-43) and four floors housing mechanical and electrical facilities (floors 3-4 and 29-30), a mezzanine level dedicated to retail space with additional retail space in the lobby and on the 31st floor. The Office Tower also contains a 55-space sublevel parking garage. The Parking Garage is located one and one-half blocks northeast of the Office Tower on a 25,000 square foot rectangular parcel. It consists of eight covered levels and a roof level served by two traction elevators. The Parking Garage includes a garage manager's office, a cashier's booth and a small restroom. Twenty-four hour security is provided at the Parking Garage and there is a card access system which is integrated with the system at the garage at the Office Tower.

         In 2004, the Downtown Denver market experienced negative absorption of approximately 256,000 square feet. With the market still trying to recover, the Property has been able to maintain an occupancy rate of 85.00%, with major renewals in the building from GSA for 34,731 square feet and Titanium Metals for 22,219 square feet. As of year-end 2004, the Property had 173,399 square feet on the sub-lease market. Lucent Technologies' lease will expire on December 31, 2005 and an aggressive marketing campaign has been launched to lease their 72,979 square feet. Included in the 173,399 square feet of available sublease space is the 100,420 square feet of space Encoda had been marketing for sublease. The Purchaser has learned subsequent to the filing of the 2004 10K that the Partnership and Encoda were able to negotiate a new lease with an existing tenant under which the existing tenant expanded into 65,146 square feet of Encoda's space. As a result, Encoda has committed to retaining the remaining 35,274 square feet of space through 2008. With the Encoda space leased, the only remaining sublease space is the Lucent space. The chart below setting forth certain information concerning lease expirations was taken from the Partnership's 10K and does not take into account the impact of this new lease arrangement on future lease expirations.

         The following table sets forth the average annual occupancy rate and rent per square foot for the Property for the years ended December 31, 2004 and 2003.

                                               Average
         Year           Occupancy           Rent/Sq. Ft.
         ----           ---------           ------------
         2004             85.0%                $ 18.63
         2003             88.0%                $ 18.95

The following chart sets forth certain information concerning lease expirations (assuming no renewals) for the Property:

                              Aggregate sq/ft.    Expiration Report
       Number of Tenants    Covered by Expiring    2004 Rental for    Percentage of Total
      whose Leases Expire          Leases          Leases Expiring     Annualized Rental
      -------------------   -------------------   -----------------   -------------------
2005             7                       96,139        $  1,843,610                 17.46%
2006             4                       26,186        $    540,319                  5.12%
2007             3                       15,650        $    298,832                  2.83%
2008             6                      152,361        $  2,941,378                 27.85%
2009             1                        3,517        $     55,213                   .52%
2010             3                      126,700        $  1,744,064                 16.51%
2011             2                       56,897        $    768,745                  7.28%
2012             0                           --                  --                    --
2013             0                           --                  --                    --
2014             1                       23,672        $    203,121                  1.92%

The following table sets forth those tenants at the Office Tower that, as of December 31, 2003, occupied more than 10% of the rentable square footage at the Office Tower, the square feet occupied, the average rent per square feet for such tenant and the expiration of such tenants lease.

                                                    Sq. Ft. Rented        Rent/       Lease
Tenant                        Business               (% of total)        Sq. Ft.    Expiration
-----------------------  -------------------------  --------------    -----------  -------------
Encoda                   Software Systems            100,420(16%)        $ 17.00      12/31/08
Lucent Technologies(1)   Communications Technology    72,979(12%)        $ 20.84      12/31/05
GSA Department of Labor  Government Services          73,951(12%)        $ 24.24      11/30/10

(1) Lucent has vacated the premises and is seeking to sublet space. Lucent continues to pay its rent.

The Property is encumbered by a mortgage loan that had a principal balance due as of December 31, 2004 of $48,319,000. The loan is payable over ten years and requires monthly payments of $365,837 representing principal and interest fixed at 7.97% per annum. At November 1, 2010, the date of maturity, a balloon payment of approximately $44,725,000 plus accrued interest will be due. In addition to the monthly debt service payment, the Partnership is required to pay $169,389 monthly for escrow and reserve accounts. The following table sets forth information relating to the mortgage loan encumbering the Office Tower and Parking Garage.

                                           Principal Repayment   Interest
Original Balance    Balance at 12/31/04          for 2005          Rate       Maturity
----------------    -------------------    -------------------   ---------   ---------
$ 50,000,000            $ 48,319,000             $ 504,000          7.97%     11/1/2010

Originally Anticipated Term of Partnership; Alternatives. The Partnership shall continue until December 31, 2038 unless sooner dissolved in accordance with the partnership agreement.

Selected Financial and Property-Related Data. Set forth on the following pages is a summary of certain financial and statistical information with respect to the Partnership, all of which has been excerpted or derived from the Partnership's most recent 10K. More comprehensive financial and other information is included in those reports and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents and all the financial information and related notes contained in those reports.

                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands, Except Unit Data)

                                  DECEMBER 31,

                                                              2004       2003
                                                            --------   --------
ASSETS
Real estate, at cost:

Land                                                        $  1,700   $  1,700
Buildings and improvements, net of accumulated
 depreciation of $30,090 (2004) and $28,019 (2003)            25,596     26,828
                                                            --------   --------

                                                              27,296     28,528
Other Assets:

Cash and cash equivalents                                      1,524      1,619
Restricted cash                                                3,381      2,840
Other assets                                                     601        531
Deferred rent receivable                                       2,792      2,749
Deferred costs, net of accumulated amortization
 of $3,407 (2004) and $2,952 (2003)                            2,166      2,345
                                                            --------   --------
    Total assets                                            $ 37,760   $ 38,612
                                                            ========   ========

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:

Mortgage loan payable                                       $ 48,319   $ 48,774
Accrued interest payable                                         332        335
Accounts payable and accrued expenses                          1,856      1,449
Deferred lease termination fee                                    83        413
Payable to related party                                         258        301
Security deposits                                                 98        110
                                                            --------   --------
    Total liabilities                                         50,946     51,382
                                                            --------   --------
Partners' Deficit:

Investor limited partners' deficit (460 units outstanding)   (11,498)   (11,086)
General partner's deficit                                     (1,688)    (1,684)
                                                            --------   --------
    Total Partners' Deficit                                  (13,186)   (12,770)
                                                            --------   --------
    Total Liabilities and Partners' Deficit                 $ 37,760   $ 38,612
                                                            ========   ========

                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In Thousands, Except Unit Data)

                            YEARS ENDED DECEMBER 31,

                                                               2004       2003
                                                            --------   --------
REVENUES:
   Rental income                                            $ 11,381   $ 11,547
   Other income                                                  215        306
                                                            --------   --------
     Total revenues                                           11,596     11,853
                                                            --------   --------
EXPENSES:
   Real estate taxes                                             881        878
   Payroll and payroll expense reimbursements                    796        770
   Operating expenses                                            661        641
   Repairs and maintenance                                     1,063      1,102
   Utilities                                                     892        852
   Management and other fees                                     811        795
   General and administrative costs                              238        199
   Insurance                                                     236        243
   Depreciation                                                2,071      2,163
   Amortization                                                  422        407
                                                            --------   --------
     Total expenses                                            8,071      8,050
                                                            --------   --------

Operating income                                               3,525      3,803

Non-operating income (expense):
   Interest income                                                25         25
   Interest expense                                           (3,966)    (3,991)
                                                            --------   --------
Net loss                                                    $   (416)  $   (163)
                                                            ========   ========
Net loss allocated:
   General Partner                                          $     (4)  $     (2)

   Investor Limited Partners                                    (412)      (161)
                                                            --------   --------
     Net loss                                               $   (416)  $   (163)
                                                            ========   ========
Net loss allocated per unit:
   Investor Limited Partners                                $(895.65)  $(350.00)
                                                            ========   ========

                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                               2004           2003
                                                            ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                    $    (416)     $    (163)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
   Depreciation and amortization                                2,526          2,605
   Amortization of deferred lease termination fee                (330)          (330)
   Deferred rent receivable                                       (43)          (454)
   Changes in assets and liabilities:
     Other assets                                                 (70)           (12)
     Accounts payable, accrued expenses, payable
      to related party and security deposits                      352            148
     Accrued interest payable                                      (3)            (3)
                                                            ---------      ---------
          Net cash provided by operating activities             2,016          1,791
                                                            ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to buildings and improvements                          (839)        (1,755)
Additions to restricted cash                                   (2,282)        (2,328)
Restricted cash released                                        1,741          2,663
Deferred costs                                                   (276)          (614)
                                                            ---------      ---------
          Net cash used in investing activities                (1,656)        (2,034)
                                                            ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage loan                              (455)          (430)
                                                            ---------      ---------
          Cash used in financing activities                      (455)          (430)
                                                            ---------      ---------

Net Decrease in Cash and Cash Equivalents                         (95)          (673)

Cash and Cash Equivalents, Beginning of Year                    1,619          2,292
                                                            ---------      ---------
Cash and Cash Equivalents, End of Year                      $   1,524      $   1,619
                                                            =========      =========
Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                                   $   3,935      $   3,959
                                                            =========      =========

Other Information. The Partnership is subject to the reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the SEC relating to its business, financial results and other matters. These reports and other documents may be inspected at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and other information filed electronically with the SEC, the address of which is http://www.sec.gov.

Cash Distributions History. In 2002, the Partnership made a cash distribution of $141.73 per Unit to limited partners. The distribution was a result of cash flow generated by the Property. There have been no distributions to limited partners since that time.

SECTION 11. BACKGROUND AND REASONS FOR THE OFFER.

         The Purchaser is in the business of acquiring fractional investment interests for long-term retention and seeks to purchase the Units in furtherance of that strategy. The Purchaser and its affiliates have been in this business since 1981. The Units acquired as a result of the Offer will be held as long-term investments and not with a view to a resale. The Purchaser does not acquire general partner interests nor is it engaged in property management. The Purchaser does not currently intend to establish control of the Partnership in the future through subsequent tender offers or other purchasers of Units.

SECTION 12. CERTAIN INFORMATION CONCERNING THE PURCHASER.

         The Purchaser is a Massachusetts limited partnership which holds limited partnership interests in real estate with other limited partnerships. The Manager of the Purchaser is Equity Resource Investments LLC, a Massachusetts limited liability company ("Manager"), which is controlled by Eggert Dagbjartsson ("ED"), who is also the general partner of the Purchaser. ERG is engaged in real estate investment and consulting. The Purchaser's, ERG's and Mr. Dagbjartsson's offices are located at 44 Brattle Street Cambridge, MA 02138. For certain information concerning the members of the Manager, see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth in this Offer to Purchase,

         . neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units;

         . neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units;

         . neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations;

         . there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between the Purchaser, Manager, or ED,, or, to the best knowledge of the Purchaser, any of the persons listed on
               Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and

         . there have been no contracts, negotiations, or transactions between the Purchaser, Manager, or ED, or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner, or a sale or other transfer of a material amount of assets.

SECTION 13. SOURCE AND AMOUNT OF FUNDS.

         The Purchaser expects that approximately $1,250,000 (exclusive of fees and expenses) will be required to purchase 125 Units, if tendered. The Purchaser will either use cash on hand or will obtain those funds from capital contributions from its members, each of whom have an aggregate net worth substantially in excess of the amount required to be contributed to the Purchaser to purchase the 125 Units. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser and its members have adequate cash and cash equivalents to fund payment to selling limited partners. As of April 18, 2005, the Purchaser had $1,500,000 in cash on hand. The members of the Partnership have informed the Partnership that they will contribute any amount required to purchase the 125 Units. No third party financing is required in connection with the Offer. The Purchaser represents to all tendering Limited Partners that the Purchaser has the financial wherewithal to accept for payment and thereby purchase all 125 Units that the Purchaser has offered to purchase in this Offer to Purchase. No alternative-financing plan exists.

SECTION 14. VOTING POWER.

         The Purchaser and funds controlled by Equity Resource Investments currently own 49 of the Partnership's outstanding Units. If the Purchaser purchases an additional 125 Units, the Purchaser and the funds controlled by Equity Resource Investments will own 37.8% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give the Purchaser and its affiliates increased control over any vote of the Limited Partners.

SECTION 15. CONDITIONS OF THE OFFER

         The Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if the general partner of the Partnership or its transfer agent are unable to confirm after being contacted by the Purchaser that the Agreement of Sale is properly completed and duly executed. The Purchaser will contact the general partner or transfer agent to verify the satisfaction of this condition upon receipt of executed documents and will notify Limited Partners promptly if this condition is not satisfied.

         Purchaser will not be required to accept for payment or to pay for any Units unless the Purchaser has received assurances from the Partnership that the tendering Limited Partner's address will be changed to the Purchaser's address pursuant to the terms and conditions of the Offer. The Purchaser will contact the general partner or transfer agent to verify the satisfaction of this condition upon receipt of executed documents and will notify Limited Partners promptly if this condition is not satisfied.

         Limited partners may independently confirm the satisfaction of these conditions by contacting the general partner of the Partnership at the telephone number located in Section 10 of the Offer. The conditions set forth in this
Section 15 are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to that condition. The conditions set forth in this Section 15 may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion prior to the expiration of the offer. The conditions set forth in this Section 15 will be waived by the Purchaser upon the expiration of the offer. The failure by the Purchaser at any time on or prior to the expiration of the offer to exercise these rights will not be deemed a waiver of those rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time on or prior to the expiration of the offer. Any determination by the Purchaser concerning the events described in this Section 15 will be final and binding upon all parties. The Purchaser confirms that it has disclosed all conditions of the Offer and that all conditions of the Offer must be satisfied prior to the expiration of the Offer. If any material conditions of the Offer are waived, the Purchaser will amend the Offer to disclose its waiver. If the amendment is filed with less than five (5) business days remaining in the Offer, the Purchaser will extend the offer giving limited partners at least five (5) business days following the amendment to consider the amended offer.

SECTION 16. CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

         Except as set forth in this Offer to Purchase, based on its review of filings made by the Partnership with the SEC and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units in the Offer. In addition, the Purchaser is not aware of any filings, approvals, or other actions by or with any domestic, foreign, or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any approval or other action be required, there can be no assurance that any additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain that approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "THE OFFER--Section 15--Certain Conditions of the Offer."

         Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe that any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

         State Takeover Laws. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in the Offer, nor any action taken in connection with the Offer, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

SECTION 17. FEES AND EXPENSES

         Equity Resource Investments LLC has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services in an amount not in excess of $5,000 in connection with the Offer and will be indemnified against certain liabilities and expenses in connection with its service as the Information Agent.

         Except as set forth in this Section 17, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees, if any, will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

SECTION 18. MISCELLANEOUS.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) Limited Partners in any jurisdiction in which the making of the Offer or the acceptance of Units tendered in the Offer would not be in compliance with the laws of that jurisdiction. The Purchaser is not aware of any jurisdiction within the United States in which the making of the Offer of the acceptance of Units tendered in the Offer would be illegal.

         In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will withdraw the Offer. The Purchaser has filed with the SEC, the Schedule TO, together with exhibits, pursuant to Rule 14d-1 of the General Rules and Regulations under the Exchange Act, furnishing information with respect to the Offer, and may file amendments to that Schedule TO. The Schedule TO and any amendments to that Schedule TO, including exhibits, may be examined and copies may be obtained from the SEC as set forth above in "Introduction."

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                   SCHEDULE 1

                       INFORMATION REGARDING THE MANAGERS
                       OF EQUITY RESOURCE INVESTMENTS LLC

         Set forth below are the names of the members of Equity Resource Investments LLC, the Manager of the Purchaser and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person and entity below is 44 Brattle Street, Cambridge, MA 02138.

Eggert Dagbjartsson   Executive Vice President and Principal, Equity Resource
                      Group, Inc., 1992-2002 Managing Director, Equity Resource
                      Investments LLC, 2002-Present General Partner, Equity
                      Resource Dover Fund Limited Partnership, 2001-Present

                      Mr. Dagbjartsson began working at Equity Resource Group, Inc. (ERG) in 1985. In 1989, Mr. Dagbjartsson became ERG's Chief Investment Officer, with primary responsibility for the valuation and negotiation of investment acquisitions for various Equity Resource Funds. In 1992, Mr. Dagbjartsson became Executive Vice President and Principal of ERG. In 2002, Mr. Dagbjartsson became the Managing Director of Equity Resource Investments LLC. In addition to being the General Partner of Equity Resource Dover Fund, Mr. Dagbjartsson is a Co-General Partner of the following Equity Resources Funds:

                            Equity Resource Fund XVII
                            Equity Resource Fund XIX
                            Equity Resource General Fund
                            Equity Resource Cambridge Fund
                            Equity Resource Brattle Fund
                            Equity Resource Bay Fund
                            Equity Resource Pilgrim Fund
                            Equity Resource Bridge Fund
                            Equity Resource Boston Fund
                            Equity Resource Lexington Fund
                            Equity Resource Arlington Fund
                            Equity Resource Harbor Fund
                            Equity Resource Weston Fund

                      During the past five years, Mr. Dagbjartsson has not been convicted in a criminal proceeding or been a party to any procedural or administrative proceeding that resulted in a judgment, decree or final order enjoining Mr. Dagbjartsson from future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities law.

Equity Resource Dover Fund Limited Partnership was formed under Massachusetts law in August 2001 for the purpose of providing a secondary market for real estate limited partnership interests. Its predecessor entity, Equity Resource Group, Inc., was formed under Massachusetts law in March 1981 for the purpose of providing financial consulting services in the field of real estate limited partnerships syndicated through private placement offerings. The corporation's functions include advising real estate developers, investors and syndicators in the areas of financial analysis, negotiation and the structuring of investment entities.

                                   SCHEDULE 2

                       PROPERTIES OWNED BY THE PARTNERSHIP


         For a summary of the Properties owned by the Partnership, see Section 10 of the Offer.

                         EQUITY RESOURCE INVESTMENTS LLC
                                44 BRATTLE STREET
                               CAMBRIDGE, MA 02138
                                 (617) 876-4800
                            Info@equityresources.com